Exhibit 99.1

[Virginia Financial Group, Inc. Logo]

FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar

Executive Vice President and CFO

(540) 829-1603

farrarj@vfgi.net

VIRGINIA FINANCIAL GROUP INC. ANNOUNCES

COMPLETION OF BRANCH ACQUISITION

CULPEPER, Va., September 29 – Virginia Financial Group Inc. (NASDAQ: VFGI – news) today announced that it has closed on the purchase of eight branches from three First Virginia member banks. The branches are located in Covington, Tazewell, Woodstock, Rocky Mount and Farmville. VFG’s Planters Bank & Trust Company of Virginia affiliate acquired seven of these branches, while VFG’s Second Bank & Trust affiliate acquired one of these branches.

O. R. Barham, Jr., President and Chief Executive Officer of VFG, stated “We are truly excited to bring these branches into our community bank family. We have had a positive initial response from the employees and customers. We believe the customers and communities will find our community bank focus to be value added.”

The eight new branches add $202 million in deposits, $79 million in loans receivable and $4 million in real estate to VFG’s balance sheet. The purchase increases VFG’s total assets to $1.4 billion, deposits to over $1.2 billion, and raise its employment base to slightly over 500 employees.

Virginia Financial Group Inc. is the bank holding company for: Planters Bank & Trust Company of Virginia (Staunton), Second Bank & Trust (Culpeper), Virginia Heartland Bank (Fredericksburg) and Virginia Commonwealth Trust Company (Culpeper). The organization now maintains a network of 38 branches serving the Shenandoah Valley and central and north central Virginia.

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This press release contains forward-looking statements as defined by federal securities laws. These statements may address certain results that are expected or anticipated to occur or otherwise state the company’s predictions for the future. A forward-looking statement in this press release encompasses any estimate, prediction, expectation, projection, opinion, anticipation, outlook or statement of belief herein. These particular forward-looking statements and all other statements that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Such factors include but are not limited to: general economic conditions, significant fluctuations in interest rates that could reduce net interest margin; difficulties in executing integration plans; regulatory environment; reduction of fee income from existing products due to market conditions; and the amount of growth in the company’s general and administrative expenses. Consequently, these cautionary statements qualify all forward-looking statements made herein. Please refer to VFG’s filings with the Securities and Exchange Commission for additional information, which may be accessed at www.vfgi.net.